Exhibit 10.2.24

AMENDMENT NO. 3 TO COAL PURCHASE AGREEMENT

           AMENDMENT NO. 3 TO COAL PURCHASE AGREEMENT ("Amendment"), dated as of November 2, 2001, by and between Lodestar Energy, Inc. ("Seller") and Indiantown Cogeneration, L.P. ("ICL").

RECITALS

           WHEREAS, ICL and Seller are parties to that certain Coal Purchase Agreement between Seller, as successor in interest to Costain Coal Inc., and ICL, dated as of August 4, 1992, as amended by that certain Supplemental Agreement, dated as of August 4, 1992, Amendment No. 1 to Coal Purchase Agreement, dated as of September 30, 1992, and Amendment No. 2 to Coal Purchase Agreement, dated as of April 19, 1995 (the "Coal Purchase Agreement").

           WHEREAS, ICL and Seller desire to amend the Coal Purchase Agreement in certain respects as more fully set forth in this Amendment.

           NOW THEREFORE, in consideration of the premises and mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby mutually agree as follows:

           1.   Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Coal Purchase Agreement.

           2.   Section 3.2(a). The Coal Purchase Agreement is hereby amended by deleting the last sentence of Section 3.2(a) and inserting therefor the following:

“Except for transactions in accordance with Article XVIII, Seller covenants that it will not lease, convey, assign, sell, transfer, mortgage, grant a security interest in or otherwise dispose of, encumber or agree to dispose of or encumber any of its interests in the Coal Reserves in any quantity which could jeopardize Seller’s ability to supply the Dedicated Quantity; it being expressly understood that this covenant shall not prohibit Seller from granting a mortgage or other security interest in the Coal Reserves pursuant to any arms length transaction providing secured financing to Seller or an affiliate of Seller on commercially reasonable terms. Seller shall certify to Buyer in writing not later than July 1 of each year during the term of this Agreement that Seller owns or controls adequate Coal Reserves to meet the delivery requirements under the Agreement for the remainder of the term. At Buyer’s election and at Buyer’s sole cost and expense, Seller’s certification shall be subject to review by a mutually acceptable, independent mining engineer with significant experience in the measurement and calculation of coal reserves.”

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           3.   Section 7.1. The Coal Purchase Agreement is hereby amended by deleting Section 7.1 thereof in its entirety and inserting therefor a new Section 7.1 as follows:

“7.1    Phase 2 Base Coal Price. The Base Coal Price per Ton for coal delivered by Seller to the Point of Delivery effective as of October 16, 2001 shall be the sum of (a) $34.00 per Ton adjusted for coal quality pursuant to Article VIII (“Phase 2 Base Mine Price”), (b) a rail transportation component per Ton (the “Current Transportation Price”) as determined pursuant to Section 7.5, and (c) an administrative charge equal to 0.7% of the Current Transportation Price (the “Administrative Charge”).”

           4.   Section 7.2. The Coal Purchase Agreement is hereby amended by deleting Section 7.2 thereof in its entirety and inserting therefor a new Section 7.2 as follows:

"7.2 Coal Price Adjustment. The Phase 2 Base Mine Price shall be increased by two (2) percent effective as of ---------------------- October 16, 2002."

           5.   Section 7.3. The Coal Purchase Agreement is hereby amended by deleting Section 7.3 thereof in its entirety and inserting therefor a new Section 7.3 as follows:

“7.3 Current Coal Price During Phase 2. The Current Coal Price in effect during Phase 2 shall be the sum of the Phase 2 Base Mine Price as adjusted pursuant to Section 7.2, the Current Transportation Price as calculated pursuant to Section 7.5 and the Administrative Charge. The quarterly adjustment dates to determine the Current Transportation Price and the Administrative Charge shall be January 1, April 1, July 1 and October 1 (the “Quarterly Adjustment Dates”) of each year.”

           6.   Section 7.4. The Coal Purchase Agreement is hereby amended by deleting Section 7.4 thereof in its entirety and inserting therefor the following:

                                 "7.4 [Intentionally Omitted]"

           7.   Section 7.6. The Coal Purchase Agreement is hereby amended by deleting Section 7.6 thereof in its entirety and inserting therefor the following:

                                 "7.6 [Intentionally Omitted]"

           8.   Section 7.7. The Coal Purchase Agreement is hereby amended by revising the text of Section 7.7 thereof to read as follows:

“7.7 Intent of the Parties. It is the intent of the Parties that the transportation prices be indexed in accordance with the relevant index provisions of the Transportation Agreement, which were prepared to be connected with the relevant provisions of Exhibit 2.4(d), Sections I.3 and I.4.”

           9.   Coal Price Reopener. The Coal Purchase Agreement is hereby amended by inserting therein at the end of Article VII ------------------- thereof a new Section 7.8 as follows:

“7.8 Coal Price Reopener. Notwithstanding any other provision of this Agreement to the contrary, either Party may, by no earlier than one-hundred eighty (180) days prior to and no later than one-hundred twenty (120) days prior to October 16, 2003, and each second annual anniversary thereof, request by written notice to the other Party a revision of the then current Phase 2 Base Coal Price and appropriate adjustment mechanism to reflect the then market price of coal which market price shall be determined by mutual agreement of the Parties. If the Parties have not agreed on a new Phase 2 Base Mine Price by ninety (90) days before October 16, 2003 or any such anniversary, each Party shall (within an additional ten (10) days) appoint a senior executive to attempt to resolve the matter. The executives shall confer in person or by telephone within ten (10) days of their appointment in an attempt to agree on the new Phase 2 Base Mine Price and appropriate adjustment mechanism. If the Parties have not agreed on a new Phase 2 Base Mine Price and appropriate adjustment mechanism by August 16, 2003, or any such anniversary, either Party may, for any reason and acting in its sole discretion, terminate this Agreement upon forty-five (45) days prior written notice to the other Party.

           10.   Section 9.1. The Coal Purchase Agreement is hereby amended by revising the first two sentences of Section 9.1 thereof to read as follows:

“Seller shall submit to ICL an invoice for each Shipment, and Seller shall submit to ICL an invoice by the 10th of each month for Ash Residue loaded into rail cars at the Facility during the preceding month. Each invoice with respect to a Shipment and each monthly invoice with respect to Ash Residue shall, as applicable, show the quantity of coal loaded for delivery and Ash Residue loaded during the month, itemized by Shipment, the Phase 2 Base Mine Price, the Current Transportation Price, and the Current Ash Residue Disposal Fee. The monthly invoice for Ash Residue will include the premiums and penalties for variations in quality as provided for in Article VIII.”

           11.   Section 9.2. The Coal Purchase Agreement is hereby amended by revising the first sentence of Section 9.2 thereof to read as follows:

“ICL shall pay Seller all undisputed amounts due as shown on invoices for coal rendered pursuant to Section 9.1 within ten (10) business days after receipt of a Shipment and invoice therefor, and ICL shall pay Seller all undisputed amounts due as shown on an invoice for Ash Residue, including premiums or penalties as provided for in Article VIII, rendered pursuant to Section 9.1 within twenty (20) days of receipt of such invoice.”

           12.    Section 10.2 The Coal Purchase Agreement is hereby amended by revising the fifth sentence of Section 10.2 thereof to read as follows

“Seller shall dispose of and ICL shall provide and load no less than fifty (50) percent and no more than seventy-five (75) percent of the Ash Residue produced annually at the Facility. Seller shall dispose of and ICL shall provide and load Ash Residue up to the maximum seventy-five (75) percent stated above to the extent that Seller is able to make ash cars available on a timely basis for such shipments of Ash Residue.”

           13.    Section 10.6. The Coal Purchase Agreement is hereby amended by (a) revising Section 10.6(d) so that the words “two out of every three consecutive trains” in the first sentence of such Section 10.6(d) are deleted and the following substituted therefor: “one train per week”, and (b) adding a new second sentence in Section 10.6(d) reading as follows:

"To the extent practicable, such train will include all PD cars that had been returned to Seller the previous week."

           14.   Section 14.1. The Coal Purchase Agreement is hereby amended by revising Section 14.1(a) so that the words "period of ------------ thirty days (the "Cure Period")" are changed to read "period of seven business days (the "Cure Period")".

           15.   Coal Delivery Plan. Seller has provided to ICL a coal delivery plan and schedule that will restore the coal inventory ------------------- at the Facility to a thirty (30) day supply of coal no later than February 28, 2002, which schedule is attached hereto as Exhibit A. If Seller fails to meet any of the delivery dates and corresponding coal tonnages set forth on Exhibit A, and such failure results in the actual coal inventory at the Facility at the end of any month being 10,000 tons or more less than the targeted inventory shown on Exhibit A, ICL shall be entitled to exercise its rights under Section 3.4 of the Coal Purchase Agreement, to the extent necessary to bring the actual coal inventory within 10,000 tons of the targeted coal inventory.

           16.   Section 14.3. The Coal Purchase Agreement is hereby amended by revising t he first sentence of Section 14.3 ------------ to read as follows:

“In the case of an event described in Section 3.4(b), (c) or (d), Seller shall be liable for damages specified in the UCC to the extent applicable.”

           17.   Representations and Warranties of ICL. ICL hereby represents and warrants that:

           (a)   Corporate Action.    It has all necessary partnership power and authority to execute and deliver this Amendment No. 3; the execution and delivery of this Amendment No. 3 has been duly authorized by all necessary partnership action on its part; and this Amendment No. 3 has been duly and validly executed and delivered by ICL and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms except as may be limited by applicable bankruptcy or other laws affecting the rights of creditors generally and applicable equitable principals; and

           (b)   Approvals.    Except for the approvals described in Section 19(ii) below, no approval or consent of any third party is necessary for the execution and delivery by ICL of this Amendment No. 3 or for the validity or enforceability hereof.

           18.   Representations and Warranties of Seller.    Seller hereby represents and warrants that:            (a)   Corporate Action.    It has all necessary corporate power and authority to execute and deliver this Amendment No. 3; the execution and delivery of this Amendment No. 3 have been duly authorized by all necessary corporate action on its part; and this Amendment No. 3 has been duly and validly executed and delivered by Seller and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms except as may be limited by applicable bankruptcy or other laws affecting the rights of creditors generally and applicable equitable principals; and

           (b)   Approvals.    Except for the approval of the United States Bankruptcy Court for the Eastern District of Kentucky, no approval or consent of any third party is necessary for the execution and delivery by Seller of this Amendment No. 3 or for the validity or enforceability hereof.

           19.   Effective Date.   Upon execution, this Amendment No. 3 shall be effective as of October 16, 2001 subject only to (i) approval by the United States Bankruptcy Court for the Eastern District of Kentucky (the "Bankruptcy Court") and (ii) receipt by ICL of all approvals required under ICL's Financing Documents. The Parties agree to use all commercially reasonable efforts to obtain the approvals described in clauses (i) and (ii) promptly after the execution hereof. Seller shall initiate the process for obtaining Bankruptcy Court approval promptly after ICL has notified Seller that ICL has obtained all approvals required under ICL's Financing Documents. Pending such approvals or termination as provided in Section 20, below, the Parties' rights and obligations under the Coal Purchase Agreement shall be determined with effect given to this Amendment, and Buyer shall not enter into an agreement with any other party for the supply of coal to the Indiantown plant or for the disposal of waste from such plants except to the extent consistent with ICL's rights under the Coal Purchase Agreement. Seller agrees to reschedule the hearing on its motion with the Bankruptcy Court to reject the Coal Purchase Agreement to December 14, 2001 promptly upon execution of this Amendment by both parties.

           20.   Termination.    In the event ICL has not notified Seller by December 12, 2001, that ICL has obtained all approvals ----------- required under ICL's Financing Documents, Seller may, at its sole option, on or after such date terminate this Amendment upon written notice thereof faxed to ICL, and Seller shall be free to proceed with its motion to reject the Coal Purchase Agreement in Bankruptcy Court. In the event that ICL is denied any approval required under ICL's Financing Documents, ICL shall promptly notify Seller of such denial and in such event, this Amendment shall terminate on the earlier of (x) rejection of the Coal Purchase Agreement by the Bankruptcy Court, and (y) December 14, 2001.

           21.    Payment for Ash Residue Disposal.   Upon execution of this Amendment, ICL shall forthwith pay to Seller the sum of $281,738.57 in settlement of all disputes between the Parties arising prior to October 16, 2001 relating to payment for Ash Residue disposal.

           22.    Waiver of Claims.   Subject to and effective as of the date of approval of this Amendment by the Bankruptcy Court, ICL waives any and all claims it has or may have against Seller arising from or in any way connected to the performance of the Coal Purchase Agreement as it existed prior to October 16, 2001, including any and all claims it may have under Section 365 of the Bankruptcy Code (11 U.S.C.ss. 101 et. seq., as amended) for rejection damages, but excepting any claims based on Seller's failure to dispose of Ash Residue in the manner required by the Coal Purchase Agreement and any claims related to damage to PD cars NAHX 551788, 551790, and 551800, and Seller waives any and all claims it has or may have against ICL under the Coal Purchase Agreement as it existed prior to October 16, 2001, except for the payment required under paragraph 21, above. Nothing in this Amendment shall be construed as waiving any claim which has arisen or may arise from performance under the Coal Purchase Agreement, as amended, on and after October 16, 2001. If this Amendment is not approved by the Bankruptcy Court, the foregoing waivers shall be null and void and shall have no effect.

           23.   Counterparts.   This Amendment may be executed in separate counterparts by the parties hereto, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

           24.   Effect of Amendment.    Except as expressly amended pursuant hereto, the Coal Purchase Agreement shall continue unchanged and in full force and effect in accordance with the provisions thereof.

           25.    Headings.   Headings in this Amendment No. 3 are included herein for convenience of reference only and shall not constitute a part of this Amendment No. 3 for any other purpose.

           26.    Governing Law.   This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

                                  INDIANTOWN COGENERATION, L.P.

                                  By:___________________________________
                                      Name:
                                      Title:

                                  LODESTAR ENERGY, INC.

                                  By:___________________________________
                                      Name:
                                      Title: